Exhibit 99.1

CARDIOTECH REPORTS RECORD FISCAL 2004 RESULTS

Wilmington, MA, June 17, 2004. CardioTech International, Inc.  (AMEX:CTE) today announced that revenues for the year ended March 31, 2004 totaled $21,799,000 as compared to $3,394,000 for the year ending March 31, 2003, a 542% increase.

CardioTech also announced that it generated an increase in cash and cash equivalents of $4,178,000 during fiscal 2004 as compared to a decrease of $1,154,000 in fiscal 2003, resulting in $7,117,000 of cash and cash equivalents at March 31, 2004 compared to $2,939,000 at March 31,2003. The increase in cash and cash equivalents resulted from a combination of generating cash flow from operations of $431,000 in fiscal 2004 compared to a use of cash in operations of $675,000 in fiscal 2003, for a net year-to-year operating cash flow improvement of $1,106,000, and cash provided by financing operations of $5,918,000, generated primarily by the proceeds from the exercise of options and warrants, offset by cash used in investing activities of $2,171,000, related primarily to the purchase of Gish and CardioTech’s Wilmington corporate headquarters facility.

CardioTech reported a net loss of $1,515,000 or $.10 per share for fiscal 2004 compared to a net loss of $963,000 or $0.11 a share for fiscal 2003.

Following are the unaudited Condensed Balance Sheets and Statements of Operations:

CONDENSED BALANCE SHEETS	March 31, 2004	March 31, 2003
(Unaudited)
Cash	$7,117,000	$2,939,000
Total Current Assets	$15,338,000	$3,800,000
Total Assets	$22,875,000	$5,898,000
Total Current Liabilities	$3,287,000	$1,141,000
Total Stockholders’ Equity	$19,368,000	$4,757,000
Total Liabilities and Stockholders’ Equity	$22,875,000	$5,898,000

CONDENSED STATEMENTS OF OPERATIONS	March 31, 2004	March 31, 2003
(Unaudited)
Total Revenue	$21,799,000	$3,394,000
Operating Costs	$23,933,000	$4,401,000
Loss from Operations	$(2,134,000)	$(1,007,000)
Net Loss	$(1,515,000)	$(963,000)
Net Loss Per Share - Basic and Diluted	$(0.10)	$(0.11)

Following is an unaudited reconciliation of GAAP Net Loss to Adjusted Net Loss. Adjusted Net Loss is not a measurement in accordance with Generally Accepted Accounting Principles (GAAP) and may not be comparable to similarly titled measures used by other companies. Included in net losses in fiscal 2004 was an accrual for severance costs of $372,000 for the former president of Gish, non-cash compensation and research and development expenses of $1,171,000 related to the granting or exercising of stock options or warrants and other income of $645,000, which included repayment of a note previously charged-off and a payment related to a technology transfer license granted in fiscal 2003.

Year ended March 31, 2004
Net Loss - As Reported	$(1,515,000)

Severance payment	372,000
Non-cash compensation and research and development expense	1,171,000
Other income	(645,000)
Adjusted Net Loss	$(617,000)

CardioTech is providing Adjusted Net Loss of $617,000 compared to a reported $1,515,000, as the Company believes that certain items reported in net loss for fiscal 2004 should be excluded to enable readers of the financial statements to more readily compare the operating results over multiple periods and to highlight the effect of several items included in net loss for fiscal 2004, which, the Company believes should be separately evaluated.

Michael Szycher, Ph.D., CEO of CardioTech stated: “ We are pleased with the year-to-year revenue increase.  Though we have not yet reached operational profitability, we are cash flow positive and have increased our total assets from approximately $6 million to nearly $23 million, as a result of the accretive Gish acquisition.   I am confident that we will continue to experience significant revenue growth in fiscal 05 while staying cash flow positive.   We are successfully executing our three-fold  corporate strategy of (1) positioning CardioTech as a preferred supplier of proprietary products, (2) establishing strategic relationships for organic growth, and (3) growing by accretive acquisitions.”

CardioTech International, Inc. maintains operations in Wilmington, Massachusetts, Plymouth, Minnesota and Rancho Santa Margarita, California. CardioTech develops, produces and markets differentiated medical devices. Revenue sources include devices used in cardiopulmonary bypass surgery, OEM products developed and manufactured for certain Fortune 100 companies, and sales/royalties from patented or proprietary biomaterials. CardioTech believes it is the only company in the world developing a synthetic coronary artery bypass graft that addresses a potential market of $1.5 billion annually. Additionally, CardioTech has partnered with Implant Sciences and CorNova to develop a drug-eluting stent that addresses a potential market of $1 billion annually.

CardioTech believes that this release contains forward-looking statements that are subject to risks and uncertainties. Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements. These results are based on unaudited results, which may change upon completion of the audit for the year ended March 31. For further information you are encouraged to review CardioTech’s filings with the Securities and Exchange Commission.

For more information please contact:

Dave Gentry

Aurelius Consulting Group, Inc.

(407) 644-4256

info@aureliusconsulting.com

www.runonideas.com